Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747

Timberland Bancorp EPS Increases 46% to $1.17 for Fiscal Year 2015
Operating Revenue Increases, Non-Interest Income Increases and Net Loans Outstanding Increases
Announces $0.07 Regular Dividend and $0.05 Special Dividend

HOQUIAM, WA – November 2, 2015 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported that solid loan growth and improved asset quality contributed to record fourth quarter profits.  The Company recorded net income of $2.96 million and $8.29 million, respectively, for the quarter and fiscal year ended September 30, 2015.

Net income per diluted common share increased 83% to $0.42 for the quarter ended September 30, 2015 from $0.23 for the comparable quarter one year ago and increased 35% from $0.31 for the quarter immediately prior.  Earnings per diluted common share for the fiscal year just ended increased 46% to $1.17 from $0.80 for the fiscal year ended September 30, 2014.

Timberland’s Board of Directors declared a $0.07 per common share quarterly cash dividend payable on November 30, 2015 to shareholders of record on November 16, 2015.  The Company’s Board of Directors also declared a special one-time dividend of $0.05 per share payable on November 30, 2015 to shareholders of record on November 16, 2015.

“The Company recorded solid core earnings during the September quarter which were increased by approximately $0.14 per share from a loan loss reserve recapture,” stated Michael R. Sand, President and CEO.  “A significant reduction in non-performing assets this quarter, combined with a net recovery of $982,000 and the release of a $1.29 million impairment within the loan loss reserve, moved the reserve into an overfunded position.  As a result, the Company recorded a loan loss reserve recapture of $1.53 million (approximately $1.0 million after tax) for the quarter.  The Company continues to increase operating revenues and net loans outstanding and has increased net income to shareholders annually for five consecutive years.  The Company’s assets increased to $816 million which represents the first time its fiscal year-end assets have exceeded $800 million.  We are pleased with the year over year improvement in the Company’s already solid financial metrics.”

Fiscal Year 2015 Highlights (at or for the period ended September 30, 2015, compared to September 30, 2014, or June 30, 2015):
  Earnings per diluted common share for fiscal year 2015 increased 46% to $1.17 from $0.80 for fiscal year 2014;
  Earnings per diluted common share increased 83% to $0.42 from $0.23 for the comparable quarter one year ago and increased 35% from $0.31 per diluted common share for the quarter ended June 30, 2015;
  Return on average equity was 13.47% for the current quarter and 9.70% for fiscal year 2015;
  Return on average assets was 1.47% for the current quarter and 1.07% for fiscal year 2015;
  Non-performing assets decreased 32% year-over-year and 20% from the prior quarter;
  Total delinquent loans decreased 47% year-over-year and 33% from the prior quarter;
  Recorded a net loan loss recovery of $982,000 for the current quarter and $1.02 million for fiscal year 2015;
  Non-interest income increased 12% year-over-year;
  Total deposits increased 10% year-over-year and 4% from the prior quarter;
  Net loans increased 7% year-over-year and 2% from the prior quarter;
  Tangible book value per common share increased to $11.95 at September 30, 2015 from $10.94 at September 30, 2014.

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 15.16%, a Tier 1 leverage capital ratio of 10.64% and a tangible capital to tangible assets ratio of 10.31% at September 30, 2015.

Timberland recorded a $1.53 million loan loss reserve recapture (which added approximately $0.14 to diluted earnings per share) during the quarter ended September 30, 2015 as asset quality continued to improve.  During the fourth fiscal quarter the Bank had a $982,000 net recovery on loans previously charged off.  The Bank also had a $1.29 million decrease in the portion of the allowance for loan losses allocated to specific impairments due to the resolution of two significant non-accrual loans.  The non-performing assets to total assets ratio improved to 1.84% at September 30, 2015 from 2.36% three months earlier and 2.94% one year ago.  The allowance for loan losses was 1.61% of loans receivable at September 30, 2015.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 33% to $7.2 million at September 30, 2015, from $10.8 million at June 30, 2015 and decreased 47% from $13.7 million one year ago.  Non-accrual loans decreased 34% to $6.0 million at September 30, 2015 from $9.1 million at June 30, 2015 and decreased 45% from $10.9 million at September 30, 2014.

NON-ACCRUAL LOANS	September 30, 2015		June 30, 2015		September 30, 2014
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage Loans:
One- to four-family	$2,368	16	$3,141	17	$4,376	21
Multi-family	760	1	760	1	--	--
Commercial	1,016	2	462	2	1,468	1
Construction	--	--	157	1	--	--
Land	1,558	5	4,200	5	4,564	8
Total mortgage loans	5,702	24	8,720	26	10,408	30

Consumer Loans:
Home equity and second
mortgage	303	4	374	6	498	6
Other	35	1	36	1	3	1
Total consumer loans	338	5	410	7	501	7
Total loans	$6,040	29	$9,130	33	$10,909	37

Other real estate owned (“OREO”) and other repossessed assets decreased 14% to $7.9 million at September 30, 2015, from $9.1 million at September 30, 2014 and decreased 3% from $8.1 million at June 30, 2015.  At September 30, 2015, the OREO portfolio consisted of 34 individual properties and one other repossessed asset.  During the quarter ended September 30, 2015, three OREO properties totaling $606,000 were sold for a net gain of $1,000.

OREO and OTHER REPOSSESSED ASSETS	September 30, 2015		June 30, 2015		September 30, 2014
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$2,868	11	$2,434	8	$2,904	14
Multi-family	--	--	--	--	142	1
Commercial	1,568	3	2,041	4	2,209	4
Land	3,351	20	3,521	21	3,837	21
Mobile home	67	1	67	1	--	--
Total	$7,854	35	$8,063	34	$9,092	40

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

Balance Sheet Management

Total assets increased by $26.0 million, or 3%, to $815.8 million at September 30, 2015, from $789.8 million at June 30, 2015.  The increase was primarily due to a $16.1 million increase in cash and cash equivalents and a $9.1 million increase in net loans receivable.  The increase in total assets was funded primarily by a $24.2 million increase in total deposits.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities was 19.6% of total liabilities at September 30, 2015, compared to 17.7% at June 30, 2015, and 16.8% one year ago.

Net loans receivable increased $9.1 million, or 2%, to $607.3 million at September 30, 2015, from $598.2 million at June 30, 2015.  The increase was primarily due to an $8.5 million increase in one-to four-family loans, a $1.7 million increase in multi-family loans, a $1.2 million increase in construction and land development loans and a $4.2 million decrease in the undisbursed portion of construction loans in process.  These increases to net loans receivable were partially offset by a $2.5 million decrease in commercial business loans, a $2.2 million decrease in commercial mortgage loans, a $1.4 million decrease in land loans and a $925,000 decrease in consumer loans.

LOAN PORTFOLIO
	September 30, 2015		June 30, 2015		September 30, 2014
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family	$119,715	18%	$111,184	17%	$98,534	16%
Multi-family	52,322	8	50,587	8	46,206	8
Commercial	291,216	43	293,438	44	294,354	48
Construction and land
development	110,920	16	109,678	16	68,479	11
Land	26,140	4	27,495	4	29,589	5
Total mortgage loans	600,313	89	592,382	89	537,162	88

Consumer loans:
Home equity and second
mortgage	34,157	5	35,040	5	34,921	6
Other	4,669	1	4,711	1	4,699	1
Total consumer loans	38,826	6	39,751	6	39,620	7

Commercial business loans	33,763	5	36,288	5	30,559	5
Total loans	672,902	100%	668,421	100%	607,341	100%
Less:
Undisbursed portion of
construction loans in
process	(53,457)		(57,674)		(29,416)
Deferred loan origination
fees	(2,193)		(2,069)		(1,746)
Allowance for loan losses	(9,924)		(10,467)		(10,427)
Total loans receivable, net	$607,328		$598,211		$565,752

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

CONSTRUCTION LOAN COMPOSITION
	September 30, 2015		June 30, 2015		September 30, 2014
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$62,954	9%	$62,579	9%	$59,752	10%
Speculative one- to four-
Family	6,668	1	5,205	1	2,577	--
Commercial real estate	20,728	3	18,924	3	3,310	1
Multi-family (including
condominium)	20,570	3	22,970	3	2,840	--
Land development	--	--	--	--	--	--
Total construction loans	$110,920	16%	$109,678	16%	$68,479	11%

Timberland originated $65.97 million in loans during the quarter ended September 30, 2015, compared to $101.3 million for the preceding quarter and $60.4 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended September 30, 2015, fixed-rate one- to four-family mortgage loans totaling $16.4 million were sold compared to $16.5 million for the preceding quarter and $10.0 million for the comparable quarter one year ago.

Timberland’s investment securities decreased slightly during the quarter to $9.3 million at September 30, 2015, from $9.4 million at June 30, 2015, primarily due to scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2015		June 30, 2015		September 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$141,388	21%	$122,133	19%	$106,417	17%
N.O.W. checking	180,628	27	168,773	26	160,748	26
Savings	110,315	16	104,774	16	95,665	16
Money market	84,026	12	94,529	14	88,999	14
Money market – brokered	8,450	1	8,521	1	--	--
Certificates of deposit under $100	84,824	12	87,590	13	95,333	16
Certificates of deposit $100 and over	66,085	10	65,202	10	64,762	10
Certificates of deposit – brokered	3,196	1	3,196	1	3,192	1
Total deposits	$678,912	100%	$654,718	100%	$615,116	100%

Total deposits increased $24.2 million, or 4%, to $678.9 million at September 30, 2015, from $654.7 million at June 30, 2015.  The increase was primarily due to a $19.3 million increase in non-interest bearing account balances, an $11.9 million increase in N.O.W. checking account balances and a $5.5 million increase in savings account balances.  These increases were partially offset by a $10.6 million decrease in money market account balances and a $1.9 million decrease in certificates of deposit account balances.

Shareholders’ Equity

Total shareholders’ equity increased $1.90 million to $89.19 million at September 30, 2015, from $87.29 million at June 30, 2015.  The increase in shareholders’ equity was primarily due to net income of $2.96 million for the quarter, which was partially offset by share repurchases of $709,000 and dividend payments of $494,000 to shareholders.  Book value per share increased to $12.76 and tangible book value per share increased to $11.95 at September 30, 2015.

During the quarter, Timberland repurchased 64,788 shares of its common stock for $709,000 (an average price of $10.94 per share).  Timberland had 287,893 shares remaining to be purchased on its existing stock repurchase plan at September 30, 2015.

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding other than temporary impairment (“OTTI”) charges and gains or losses on sale of investments) increased 2% to $9.70 million for the current quarter from $9.51 million for the preceding quarter and 10% from $8.81 million for the comparable quarter one year ago.  For fiscal year 2015, operating revenue increased 7% to $36.77 million from $34.42 million for fiscal year 2014.

Net interest income increased 1% to $7.03 million for the quarter ended September 30, 2015, from $6.98 million for the preceding quarter and increased 7% from $6.59 million for the comparable quarter one year ago.  Net interest income was higher during the quarter ended September 30, 2015, primarily due to an increased level of average loans and average interest-earning assets.  The net interest margin for the current quarter decreased to 3.76% from 3.88% for the preceding quarter and from 3.86% for the comparable quarter one year ago.  The net interest margin for the preceding quarter was higher, in part, due to the collection of $159,000 of non-accrual interest, which increased the net interest margin for the quarter ended June 30, 2015 by approximately nine basis points.  For fiscal year 2015, net interest income increased 5% to $27.28 million from $25.92 million for fiscal year 2014.  Timberland’s net interest margin for year ended September 30, 2015 decreased to 3.80% from 3.84% for the year ended September 30, 2014.

Non-interest income increased 6% to $2.66 million for the quarter ended September 30, 2015, from $2.52 million in the preceding quarter, and increased 21% from $2.21 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to an $81,000 increase in service charges on deposits and smaller increases in several other categories.  For fiscal year 2015 non-interest income increased 12% to $9.52 million from $8.53 million for fiscal year 2014, primarily due to a $597,000 increase in gain on sale of loans and a $228,000 increase in ATM and debit card interchange transaction fees.

Total operating (non-interest) expenses increased 8% to $6.69 million for the fourth fiscal quarter from $6.22 million for the preceding quarter and increased 5% from $6.37 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to a $128,000 increase in salaries and employee benefits expense and a $108,000 increase in OREO and other repossessed asset expense.   Also impacting the comparison was a non-recurring gain on the sale of excess land during the preceding quarter which reduced total non-interest expenses by $299,000.  For fiscal year 2015, total operating expenses were virtually unchanged at $25.84 million compared to $25.80 million for fiscal year 2014.

The provision for income taxes increased $436,000 to $1.56 million for the quarter ended September 30, 2015, from $1.13 million for the preceding quarter, primarily due to increased income before income taxes.  The effective tax rate was 34.6% for the current quarter compared to 34.3% for the quarter ended June 30, 2015.  For fiscal year 2015, the provision for income taxes increased $1.39 million to $4.19 million from $2.80 million for fiscal year 2014, primarily due to higher income before taxes.  The effective tax rate was 33.6% for fiscal year 2015 compared to 32.4% for fiscal year 2014.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2015	2015	2014
Interest and dividend income
Loans receivable	$7,780	$7,756	$7,393
Investment securities	70	59	69
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	10	7	6
Interest bearing deposits in banks	148	125	98
Total interest and dividend income	8,008	7,947	7,566

Interest expense
Deposits	508	492	504
FHLB advances	475	471	474
Total interest expense	983	963	978
Net interest income	7,025	6,984	6,588

Recapture of loan losses	(1,525)	--	--
Net interest income after recapture of loan losses	8,550	6,984	6,588

Non-interest income
OTTI on investment securities, net	(8)	(4)	(19)
Service charges on deposits	980	899	943
Gain on sale of loans, net	512	514	298
Bank owned life insurance (“BOLI”) net earnings	137	133	138
ATM and debit card interchange transaction fees	699	691	658
Other	342	290	189
Total non-interest income, net	2,662	2,523	2,207

Non-interest expense
Salaries and employee benefits	3,324	3,196	3,156
Premises and equipment	817	763	777
Gain on disposition of premises and equipment, net	--	(299)	--
Advertising	249	169	206
OREO and other repossessed assets expense, net	301	193	215
ATM and debit card processing	292	336	304
Postage and courier	107	104	117
Amortization of core deposit intangible (“CDI”)	--	--	29
State and local taxes	135	189	118
Professional fees	223	207	202
FDIC insurance	144	142	157
Other insurance	33	28	37
Loan administration and foreclosure	62	88	79
Data processing and telecommunications	468	449	392
Deposit operations	197	220	190
Other	341	435	394
Total non-interest expense	6,693	6,220	6,373

(Statement continued on following page)

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2015	2015	2014
Income before income taxes	$4,519	$3,287	$2,422
Provision for income taxes	1,564	1,128	776
Net income	2,955	2,159	1,646

Preferred stock dividends	--	--	--
Preferred stock discount accretion	--	--	--
Net income to common shareholders	$2,955	$2,159	$1,646

Net income per common share:
Basic	$0.43	$0.31	$0.24
Diluted	0.42	0.31	0.23

Weighted average common shares outstanding:
Basic	6,896,941	6,902,067	6,859,457
Diluted	7,069,880	7,071,221	7,033,090

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2015	2014
Interest and dividend income
Loans receivable	$30,397	$29,205
Investment securities	249	259
Dividends from mutual funds and FHLB stock	31	27
Interest bearing deposits in banks	491	366
Total interest and dividend income	31,168	29,857

Interest expense
Deposits	2,004	2,066
FHLB advances	1,886	1,873
Total interest expense	3,890	3,939
Net interest income	27,278	25,918

Recapture of loan losses	(1,525)	--
Net interest income after recapture of loan losses	28,803	25,918

Non-interest income
Recoveries (OTTI) on investment securities, net	(13)	59
Gain (loss) on sale of investment securities, net	45	(32)
Service charges on deposits	3,615	3,738
Gain on sale of loans, net	1,610	1,013
BOLI net earnings	538	530
ATM and debit card interchange transaction fees	2,664	2,426
Other	1,063	796
Total non-interest income, net	9,522	8,530

Non-interest expense
Salaries and employee benefits	13,200	13,294
Premises and equipment	3,056	2,878
Gain on disposition of premises and equipment, net	(299)	(7)
Advertising	779	742
OREO and other repossessed assets expense, net	918	1,010
ATM and debit card processing	1,221	1,096
Postage and courier	429	446
Amortization of CDI	3	116
State and local taxes	561	479
Professional fees	829	792
FDIC insurance	593	636
Other insurance	136	150
Loan administration and foreclosure	269	456
Data processing and telecommunications	1,767	1,450
Deposit operations	812	759
Other	1,567	1,501
Total non-interest expense	25,841	25,798

(Statement continued on following page)

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

	Year Ended
	Sept. 30,	Sept. 30,
	2015	2014
Income before income taxes	$12,484	$8,650
Provision for income taxes	4,192	2,800
Net income	8,292	5,850

Preferred stock dividends	--	(136)
Preferred stock discount accretion	--	(70)
Net income to common shareholders	$8,292	$5,644

Net income per common share:
Basic	$1.20	$0.82
Diluted	1.17	0.80

Weighted average common shares outstanding:
Basic	6,897,270	6,856,730
Diluted	7,069,088	7,019,676

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2015	2015	2014
Assets
Cash and due from financial institutions	$14,014	$13,800	$11,818
Interest-bearing deposits in banks	78,275	62,373	60,536
Total cash and cash equivalents	92,289	76,173	72,354

Certificates of deposit (“CDs”) held for investment, at cost	48,611	47,053	35,845
Investment securities:
Held to maturity, at amortized cost	7,913	8,018	5,298
Available for sale, at fair value	1,392	1,401	2,857
FHLB stock	2,699	2,699	5,246

Loans receivable	614,201	604,843	575,280
Loans held for sale	3,051	3,835	899
Less: Allowance for loan losses	(9,924)	(10,467)	(10,427)
Net loans receivable	607,328	598,211	565,752

Premises and equipment, net	16,854	17,083	17,679
OREO and other repossessed assets, net	7,854	8,063	9,092
BOLI	18,171	18,034	17,632
Accrued interest receivable	2,170	2,132	1,910
Goodwill	5,650	5,650	5,650
Core deposit intangible	--	--	3
Mortgage servicing rights, net	1,478	1,469	1,684
Other assets	3,406	3,801	4,563
Total assets	$815,815	$789,787	$745,565

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$141,388	$122,133	$106,417
Deposits: Interest-bearing	537,524	532,585	508,699
Total deposits	678,912	654,718	615,116

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	2,716	2,779	2,671
Total liabilities	726,628	702,497	662,787

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,047,336 shares issued and outstanding – September 30, 2014 7,053,636 shares issued and outstanding – June 30, 2015 6,988,848 shares issued and outstanding – September 30, 2015	10,293	10,948	10,773
Unearned shares- Employee Stock Ownership Plan	(926)	(992)	(1,190)
Retained earnings	80,133	77,673	73,534
Accumulated other comprehensive loss	(313)	(339)	(339)
Total shareholders’ equity	89,187	87,290	82,778
Total liabilities and shareholders’ equity	$815,815	$789,787	$745,565

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2015	2015	2014

PERFORMANCE RATIOS:
Return on average assets (a)	1.47%	1.11%	0.88%
Return on average equity (a)	13.47%	10.03%	8.04%
Net interest margin (a)	3.76%	3.88%	3.86%
Efficiency ratio	69.09%	65.43%	72.46%

	Year Ended
	Sept. 30,		Sept. 30,
	2015		2014
PERFORMANCE RATIOS:
Return on average asset	1.07%		0.79%
Return on average equity	9.70%		7.08%
Net interest margin	3.80%		3.84%
Efficiency ratio	70.22%		74.89%

	Sept. 30,	June 30,	Sept. 30,
	2015	2015	2014
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$6,040	$9,130	$10,909
Loans past due 90 days and still accruing	151	488	812
Non-performing investment securities	932	979	1,101
OREO and other repossessed assets	7,854	8,063	9,092
Total non-performing assets (b)	$14,977	$18,660	$21,914

Non-performing assets to total assets (b)	1.84%	2.36%	2.94%
Net charge-offs (recoveries) during quarter	$ (982)	$ (85)	$ 136
Allowance for loan losses to non-accrual loans	164%	115%	96%
Allowance for loan losses to loans receivable (c)	1.61%	1.72%	1.81%
Troubled debt restructured loans on accrual status (d)	$12,484	$12,392	$16,804

CAPITAL RATIOS:
Tier 1 leverage capital	10.64%	10.77%	10.59%
Tier 1 risk-based capital	13.91%	13.76%	13.68%
Total risk-based capital	15.16%	15.01%	14.94%
Tangible capital to tangible assets (e)	10.31%	10.41%	10.42%

BOOK VALUES:
Book value per common share	$ 12.76	$ 12.38	$ 11.75
Tangible book value per common share (e)	11.95	11.57	10.94

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(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $1,233, $1,356 and $2,284 reported as non-accrual loans at September 30, 2015, June 30, 2015 and September 30, 2014, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

AVERAGE BALANCES, YIELDS AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the three months ended
	September 30, 2015		June 30, 2015		September 30, 2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans	$612,383	5.08%	$600,740	5.16%	$570,995	5.18%
Investment securities	12,062	2.63%	12,276	2.15%	13,548	2.21%
Other interest-bearing assets	123,129	0.48%	107,295	0.47%	97,784	0.40%
Total interest-bearing assets	747,574	4.28%	720,311	4.41%	682,327	4.44%
Other assets	57,808		57,130		63,390
Total assets	$805,382		$777,441		$745,717

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$171,764	0.27%	$167,003	0.27%	$158,604	0.27%
Money market accounts	101,204	0.31%	95,341	0.30%	93,094	0.26%
Savings accounts	107,250	0.05%	104,306	0.05%	95,013	0.05%
Certificates of deposit accounts	154,856	0.76%	158,990	0.74%	163,465	0.79%
Total interest-bearing deposits	535,074	0.38%	525,640	0.38%	510,176	0.39%
FHLB Advances	45,000	4.19%	45,000	4.20%	45,000	4.18%
Total interest-bearing liabilities	580,074	0.67%	570,640	0.68%	555,176	0.70%

Non-interest-bearing demand deposits	133,657		117,488		105,031
Other liabilities	3,883		3,220		3,627
Shareholders' equity	87,768		86,093		81,883
Total liabilities and shareholders' equity	$805,382		$777,441		$745,717

Net interest income and spread		3.61%		3.74%		3.74%
Net interest margin (1)		3.76%		3.88%		3.86%
Average interest-bearing assets to
average interest-bearing liablilities	128.88%		126.23%		122.90%

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(1)Net interest margin = annualized net interest income /
Average interest-bearing assets

Timberland Fiscal Q4 2015 Earnings
November 2, 2015

AVERAGE BALANCES, YIELDS AND RATES – YEAR TO DATE
($ in thousands)
(unaudited)

	Year Ended
	September 30, 2015		September 30, 2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans	$596,750	4.98%	$567,251	5.14%
Investment securities	12,360	2.27%	13,114	2.19%
Other interest-bearing assets	108,773	0.45%	95,110	0.38%
Total interest-bearing assets	717,883	4.34%	675,475	4.42%
Other assets	58,270		62,432
Total assets	$776,153		$737,907

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$165,895	0.27%	$156,954	0.28%
Money market accounts	94,881	0.29%	94,894	0.26%
Savings accounts	102,303	0.05%	92,606	0.05%
Certificates of deposit accounts	159,815	0.77%	164,014	0.81%
Total interest-bearing deposits	522,894	0.39%	508,468	0.41%
FHLB Advances	45,000	4.19%	45,000	4.16%
Total interest-bearing liabilities	567,894	0.68%	553,468	0.71%

Non-interest-bearing demand deposits	119,599		98,454
Other liabilities	3,208		3,367
Shareholders' equity	85,452		82,618
Total liabilities and shareholders' equity	$776,153		$737,907

Net interest income and spread		3.66%		3.71%
Net interest margin (1)		3.80%		3.84%
Average interest-bearing assets to
average interest-bearing liablilities	126.41%		122.04%

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(1)Net interest margin = annualized net interest income /
Average interest-bearing assets